Exhibit 99.(j)

Letterhead of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Municipal Bond Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated June 27, 2005 on the statement of assets and liabilities of the High Income Series and Insured Series (constituting the Dryden Municipal Bond Fund, formerly the Prudential Municipal Bond Fund, hereafter referred to as the “Fund”) including the portfolio of investments, as of April 30, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP
New York, New York
June 29, 2005